GOLDEN PHOENIX CLOSES THE MINERAL RIDGE JOINT VENTURE SALE WITH SCORPIO GOLD

SPARKS, NV, March 11, 2010 - Golden Phoenix Minerals, Inc. (OTC Bulletin Board: GPXM) is pleased to announce that it has completed the sale of a 70-percent joint venture interest in its Mineral Ridge gold property, together with related assets, to Scorpio Gold Corporation.

Golden Phoenix and Scorpio Gold’s U.S. subsidiary have created Mineral Ridge Gold LLC, a joint venture formed to own, explore, develop and expand the historic Mineral Ridge gold property located in Esmeralda County, Nevada.  Initial ownership of the joint venture is 30-percent Golden Phoenix and 70-percent Scorpio Gold US.

At the closing, Golden Phoenix received US $3.75-million in cash from Scorpio Gold, net of advances made to date, plus an aggregate of 7,824,750 common shares of Scorpio Gold capital stock.

As a further condition of the sale, Scorpio Gold has also agreed to carry all finance costs necessary to bring the property into commercial production and, provided it does so within 30 months, will then have the right to increase its joint venture interest by 10-percent to a total of 80-percent.

In the event Scorpio Gold qualifies for 80% ownership, it will also have the option to purchase Golden Phoenix's remaining 20-percent interest for a period of 24 months following the commencement of commercial production.

For more information on Golden Phoenix Minerals, please visit their corporate website at http://www.Golden-Phoenix.com.

Golden Phoenix Minerals, Inc. is a Nevada-based mining company committed to deliver value to its shareholders by acquiring, developing and mining superior precious and strategic metal deposits in North America using competitive business practices balanced by principles of ethical stewardship. Golden Phoenix is co-owner of the Mineral Ridge gold and silver property near Silver Peak, Nevada and owns the Northern Champion molybdenum mine in Ontario, Canada.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements regarding optimism related to the business, expanding exploration and development activities and other statements in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company's business. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including continued market prices for the Company’s mineral products. In addition, actual results could vary materially based on changes or slower growth in the gold and precious metals markets; the potential inability to realize expected benefits and synergies in the Company’s mining operations; domestic and international business and economic conditions; changes in the mining industry for base and precious minerals; unexpected difficulties in expanding production at the Company’s mines;  the need for additional capital and other risk factors listed from time to time in the Company's Securities and Exchange Commission (SEC) filings under “risk  factors” and elsewhere. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Source:
Golden Phoenix Minerals, Inc.
Robert P. Martin, President (775) 853-4919
investor@golden-phoenix.com